U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                           FORM 10-QSB


(Mark One)
X  Quarterly report under Section 13 OR 15(d) of the Securities Exchange
    Act of 1934

For the quarterly period ended June 30, 1999

   Transition report under Section 13 OR 15(d) of the Exchange Act

For the transition period from __________ to ________



                Commission File Number 000-21729


                       The viaLink Company
(Exact Name of Small Business Issuer as Specified in its Charter)


            Oklahoma                                       73-1247666
(State or Other Jurisdiction of                         (I.R.S.Employer
 Incorporation or Organization)                      Identification Number)


                  13800 Benson Road, Suite 100
                     Edmond, Oklahoma 73013
            (Address of Principal Executive Offices)


                         (405) 936-2500
        (Issuer's Telephone Number, Including Area Code)




     Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                                                Yes    X     No __

     As of July 31, 1999 there were 3,075,718 outstanding shares of the issuer's Common Stock, par value $.001 per share.


     Transitional Small Business Disclosure Format:      Yes ___  No  X









                 PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS


                       The viaLink Company
                   CONSOLIDATED BALANCE SHEETS
                           (Unaudited)

                   ASSETS                            June 30,     December 31,
                                                       1999         1998
                                                  -----------     ----------
Current assets:
     Cash and cash equivalents                    $    14,707     $  715,446
     Short-term investments                         3,033,960          -
     Accounts receivable-trade, net of allowance
       for doubtful accounts of $32,841 and $7,841     61,354        158,117
     Other receivables                                392,662        585,778
     Prepaid expenses                                 149,207         16,716
     Marketable securities, available-for-sale      2,132,183        684,327
     Deferred offering costs                          203,759          -
                                                  -----------     ----------
       Total current assets                         5,987,832      2,160,384

Furniture, equipment & leasehold improvements, net  2,156,646        719,910
Software development costs, net                     1,412,438      1,340,230
Note receivable, net of deferred gain on sale             -          337,958
Other assets                                           66,111         38,564
                                                  -----------     ----------
       Total assets                               $ 9,623,027     $4,597,046
                                                  ===========     ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Accounts payable and accrued liabilities     $ 1,439,347     $1,066,273
     Current portion of capital lease obligation        6,440         44,194
                                                  -----------     ----------
   Total current liabilities                        1,445,787      1,110,467

Long-term debt                                      1,590,494          -
                                                  -----------     ----------
       Total liabilities                            3,036,281      1,110,467

Stockholders' equity:
     Common stock, $.001 par value; 30,000,000
       shares authorized; 2,907,418 and 2,826,613
       shares issued and outstanding at June 30,
       1999 and December 31, 1998, respectively         2,907          2,827
     Additional paid-in capital                    13,623,202      4,763,569
     Unearned stock compensation                   (2,438,987)         -
     Accumulated deficit                           (5,732,559)      (964,144)
     Accumulated other comprehensive income (loss)  1,132,183       (315,673)
                                                  -----------     ----------
       Total stockholders' equity                   6,586,746      3,486,579
                                                  -----------     ----------
       Total liabilities and stockholders' equity $ 9,623,027     $4,597,046
                                                   ===========    ==========




         The accompanying notes are an integral part of these consolidated financial statements.



                       The viaLink Company
 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                             (LOSS)
                           (Unaudited)

        For the Three Months Ended June 30, 1999 and 1998



                                                1999              1998
                                           -----------        ----------
Revenues                                   $   117,220        $3,047,299


Expenses:
     Direct cost of sales                         -              604,046
     Salaries and benefits                     955,476         1,605,830
     Selling, general and
        administrative                       1,285,877           587,652
     Interest expense, net                   1,136,179            64,538
     Depreciation and amortization             185,810           253,735
                                           -----------        ----------
       Total expenses                        3,563,342         3,115,801
                                           -----------        ----------

Income (loss) from operations               (3,446,122)          (68,502)

Gain on sale of assets                            -                  -
Other income                                   300,000               -
                                           -----------        ----------
Income (loss) before income taxes           (3,146,122)          (68,502)

Provision (benefit) for income taxes              -              (26,031)
                                           -----------        ----------
Net income (loss)                           (3,146,122)          (42,471)

Other comprehensive income (loss):
     Unrealized gain on securities                -                  -
                                           -----------        ----------
Comprehensive income (loss)                $(3,146,122)       $  (42,471)
                                           ===========        ==========

Weighted average shares outstanding-
     Basic                                   2,880,343         2,732,629
     Diluted                                 2,880,343         2,732,629


Net income (loss) per common share-
     Basic                                 $     (1.09)       $   (0.02)
     Diluted                               $     (1.09)       $   (0.02)




         The accompanying notes are an integral part of these consolidated financial statements.



                       The viaLink Company
 CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                             (LOSS)
                           (Unaudited)

         For the Six Months Ended June 30, 1999 and 1998


                                                1999              1998
                                           -----------        ----------
Revenues                                   $   225,398        $6,145,703


Expenses:
     Direct cost of sales                         -              981,114
     Salaries and benefits                   1,456,834         3,393,260
     Selling, general and
        administrative                       2,436,699         1,146,251
     Interest expense, net                   1,770,677           100,654
     Depreciation and amortization             364,644           502,187
                                           -----------        ----------
       Total expenses                        6,028,854         6,123,466
                                           -----------        ----------

Income (loss) from operations               (5,803,456)           22,237

Gain on sale of assets                         462,041               -
Other income                                   573,000               -
                                           -----------        ----------
Income (loss) before income taxes           (4,768,415)           22,237

Provision (benefit) for income taxes              -                8,450
                                           -----------        ----------
Net income (loss)                           (4,768,415)           13,787

Other comprehensive income (loss):
     Unrealized gain on securities           1,447,856               -
                                           -----------        ----------
Comprehensive income (loss)                $(3,320,559)       $   13,787
                                           ===========        ==========

Weighted average shares outstanding-
     Basic                                   2,873,610         2,731,083
     Diluted                                 2,873,610         2,789,518


Net income (loss) per common share-
     Basic                                 $     (1.66)       $     0.01
     Diluted                               $     (1.66)       $     0.01




         The accompanying notes are an integral part of these consolidated financial statements.


                       The viaLink Company
         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           (Unaudited)

             For the Six Months Ended June 30, 1999


                                                                  Accumulated
                  Common Stock   Additional Unearned     Accumu-    Other
              -----------------  Paid-in    Stock         lated  Comprehensive
               Shares    Amount  Capital    Compensation (Deficit)Income(Loss)
              ---------  ------ ----------- ----------- ---------  ------------
Balance,
December 31,
1998          2,826,613  $2,827 $ 4,763,569 $    -      $ (964,144) $ (315,673)

 Exercise of
  stock options  62,633      62     132,946

 Stock issued under
  employee stock
  purchase plans    172      -        1,891

 Proceeds from Hewlett-
  Packard note                               6,000,000

 Issuance of stock
  options                         2,615,614 (2,615,614)

 Amortization of
  unearned stock
  compensation                                 176,627

 Proceeds from
  redemption of
  common stock
  warrants      18,000      18     109,182

 Net loss                                               (4,768,415)

 Unrealized gain on
  securities available
  for sale                                                          1,447,856
            ---------- ------- ----------- ----------- ----------- ----------
Balance,June 30,
  1999       2,907,418 $ 2,907 $13,623,202 $(2,438,987)$(5,732,559)$1,132,183
            ========== ======= =========== =========== =========== ==========


         The accompanying notes are an integral part of these consolidated financial statements.


                       The viaLink Company
              CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Unaudited)

         For the Six Months Ended June 30, 1999 and 1998


                                                      1999           1998
                                                 -----------    -----------
Cash flows from operating activities:
 Net income (loss)                               $(4,768,415)   $    13,787
 Adjustments to reconcile net income (loss) to
 Net cash provided by (used in) operating
 activities:
   Depreciation and amortization                     364,644        502,187
   Gain on sale of ijob                             (462,041)           -
   Amortization of unearned stock compensation       176,627            -
   Deferred income tax provision (benefit)                -           8,450
   Non-cash interest expense on convertible debt   1,590,494            -
   Increase (decrease) in cash for changes in:
     Accounts receivable, net                         96,763       (386,020)
     Other receivables                               193,115         (2,520)
     Increase in inventory                                -           1,280
     Prepaid expenses and other assets              (160,038)      (102,401)
     Accounts payable and accrued liabilities        373,074        224,956
     Deferred revenue                                     -          18,433
                                                  ----------    -----------
Net cash provided by (used in) operating
      activities                                  (2,595,777)       278,152

Cash flows from investing activities:
   Capital expenditures                           (1,606,081)       (30,679)
   Short-term investments, net                    (3,033,960)           -
   Capitalized expenditures for software
     development                                    (267,507)      (346,496)
   Collection on note receivable from ijob           800,000            -
                                                  ----------    -----------
Net cash used in investing activities             (4,107,548)      (377,175)

Cash flows from financing activities:
   Decrease in book overdraft                             -         (23,619)
   Payment of  deferred offering costs              (203,759)           -
   Proceeds from convertible debt                  6,000,000            -
   Proceeds from long-term debt                                   2,740,116
   Proceeds from exercise of stock options,
     stock bonus and stock purchase plans            134,899         27,018
   Proceeds from exercise of common stock warrants   109,200            -
   Payments of capital lease obligations             (37,754)       (72,003)
   Payments on long-term debt                             -      (2,476,920)
                                                  ----------    -----------
Net cash provided by financing activities          6,002,586        194,592
                                                  ----------    -----------
Net increase (decrease)in cash and cash
  equivalents                                       (700,739)        95,569
Cash and cash equivalents at beginning of
  period                                             715,446         80,769
                                                  ----------    -----------
Cash and cash equivalents at end of period        $   14,707    $   176,338
                                                  ==========    ===========


  The accompanying notes are an integral part of these consolidated financial statements.


                  The viaLink Company
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (Unaudited)
                    June 30, 1999

NOTE 1.    DESCRIPTION OF BUSINESS

     The viaLink Company provides a business-to-business electronic commerce solution for the food and consumer packaged goods industries. We have developed a cost-effective, Internet-accessible shared database, the viaLink(trademark) Item Catalog, that enables subscribing manufacturers, suppliers and retailers to exchange product, pricing and promotional information. Our viaLink services offer a single interface solution for retailers to receive product, pricing and promotion information from all their suppliers, regardless of the technological capabilities of the retailer or the supplier. Using the Item Catalog, suppliers and manufacturers are able to efficiently communicate product and pricing information to their customers, significantly reducing the operational and administrative costs of supply chain management. Product, pricing and promotional information contained in the viaLink database is secured with firewalls and password protections. With the use of a personal computer and commonly available software and a Web browser, viaLink enables its subscribers to improve management of information flow, reduce errors and invoice discrepancies, enhance the accounts receivable collection process, achieve administrative efficiencies and reduce redundant information processing.

     Our strategy is to continue our investment in marketing and sales activities, development of our viaLink services, and customer support services to facilitate our plan to rapidly penetrate the market and build recurring revenues generated from subscriptions to our viaLink services. In order to implement this strategy, we believe that we will need significant additional capital resources and we are seeking additional financing sources and other potential technology, strategic and marketing partners. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. There can be no assurance, however, that these efforts will be successful or that we will be able to obtain additional financing or agreements with other partners on commercially reasonable terms, if at all. Our failure to successfully negotiate such arrangements would have a material adverse affect on our business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, we expect to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from our viaLink services are sufficient to cover the expenses.

     Our clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods industries, and are geographically dispersed throughout the United States.


NOTE 2.    BASIS OF PRESENTATION

     Reference is made to the Company's Annual Report on Form 10-
KSB for the year ending December 31, 1998.

     We have prepared the accompanying unaudited consolidated financial statements in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of our management, the accompanying unaudited financial statements contain all adjustments (consisting solely of normal recurring adjustments) considered necessary to present fairly our financial position and results of operations and cash flow. These interim unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes included in our Annual Report on Form 10-KSB, for the year ended December 31, 1998, as filed with the Securities and Exchange Commission on March 4,1999.

     Operating results for the six month period and three month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year ending December
31, 1999.


NOTE 3.  DIVESTITURES

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob, Inc. to DCM Company ("DCM"), a corporation wholly-owned by David C. Mitchell, the President and a member of the Board of Directors of ijob at the time of the sale. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 promissory note that accrued interest at 8% per annum. The promissory note was collateralized by substantially all of ijob's fixed assets, contract rights, accounts receivable and general intangibles. The net gain of $462,041 on the sale was deferred and netted against the $800,000 promissory note at December 31, 1998, as DCM was considered to be a highly leveraged entity. On March 11, 1999, the promissory note and accrued interest was paid in full. Accordingly, we have recognized the gain on the sale of $462,041 in the consolidated statement of operations for the six months ending June 30, 1999.

     Effective September 1, 1998, we sold the assets related to our management consulting and systems integration services
(including our proprietary Retail Services Application software) to The Netplex Group, Inc (the "Consulting Assets Sale"). We received $3.0 million in cash and 643,770 shares of Netplex preferred stock, with a market value of $1.0 million on the date of the sale. In conjunction with the Consulting Assets Sale, we entered into an earn-out agreement that may provide us with quarterly cash payments up to $1.5 million in aggregate generated from the assets sold to Netplex until March 31, 2000. The cash proceeds from the sale were used to repay (a) $551,062 of long-term debt, (b) $565,094 of shareholder loans including interest and (c) expenses attributable to the Consulting Assets Sale. The net gain from the Consulting Assets Sale was $2,998,453. As of June 30, 1999, the market value of the 643,770 shares of NetPlex preferred stock was $2,132,183, yielding an unrealized gain of $1,447,856, which has been included in comprehensive income in our consolidated statement of operations for the six months ended
June 30, 1999. In the first and second quarter of 1999, we accrued payments in accordance with the Consulting Assets Sale earn-out agreement in the amount of $273,000 and $300,000, respectively.

     Accordingly, our consolidated balance sheet as of June 30, 1999 and the consolidated statements of operations for the three and six months ended June 30, 1999, do not include the assets and operations of the consulting and systems integration business, nor do they include the assets and operations of ijob, which are included in the comparable period of 1998. Therefore, the periods presented are not comparable.

     We expect to report losses from operations throughout 1999. We expect to continue our high level of expenditures for selling and marketing and continued investment in our viaLink services. The extent of our quarterly losses will depend on revenues generated from subscriptions to our viaLink services, which have not yet achieved market acceptance, and the Earn-out payments from NetPlex. To date, gross revenues from these subscription services have not been significant.

     Our strategy is to continue our investment in marketing and sales activities, development of our viaLink services, and customer support services to facilitate our plan to rapidly penetrate the market and build recurring revenues generated from subscriptions to our viaLink services.In order to implement this strategy, we believe that we will need significant capital resources in addition to our $6 million financing arrangement with Hewlett-Packard and exercise of warrants. We are also seeking additional financing sources and negotiating with other potential technology, strategic and marketing partners. There can be no assurance, however, that these efforts will be successful or that we will be able to obtain additional financing or agreements with other partners on commercially reasonable terms, if at all. Our failure to successfully negotiate such arrangements would have a material adverse affect on our operations and business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for selling and marketing and investment in our viaLink services, we expect to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from subscriptions to our viaLink services are sufficient to cover the expenses.


Note 4.  RECONCILIATION FOR BASIC AND DILUTIVE EARNINGS PER SHARE ("EPS")
[CAPTION]

                            Three Months Ended          Six Months Ended
                                 June 30,                   June 30,
                            1999         1998          1999          1998
                         -----------  -----------   -----------  -----------
Basic:

 Net Income (loss)       $(3,146,122) $   (42,471)  $(4,768,415) $    13,787

 Weighted average shares
  outstanding              2,880,343    2,732,629     2,873,610    2,731,083
                         -----------  -----------   -----------  -----------
  Earnings per share     $     (1.09) $     (0.02)  $     (1.66) $      0.01
                         ===========  ===========   ===========  ===========

Diluted:

 Net Income (loss)       $(3,146,122) $   (42,471)  $(4,768,415) $    13,787

 Weighted average shares
  outstanding              2,880,343    2,732,629     2,873,610    2,731,083
 Add: Net effect of
  dilutive stock options        -            -             -          58,435
                         -----------  -----------   -----------  -----------
   Total                   2,880,243    2,732,629     2,873,610    2,789,518
                         -----------  -----------   -----------  -----------
  Earnings per share     $     (1.09) $     (0.02)  $     (1.66) $      0.01
                         ===========  ===========   ===========  ===========

     Options to purchase 462,500 shares of common stock at a weighted average exercise price of $4.75 per share were outstanding during the first six months of 1998 but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares. These options expire on November 30, 2001 and March 1, 2007. In addition, options to purchase 666,197 and 578,697 shares at a weighted average exercise price of $4.07 and $4.21, respectively, were outstanding during the three and six month periods ending June 30, 1998, but were not included in the computation of diluted earnings per share because the effect of these outstanding options would be antidilutive. These options expire at various times through March 1, 2007.

     At June 30, 1999, options to purchase 2,343,000 shares at a weighted average exercise price of $7.20, warrants to purchase 920,000, 162,000 and 250,000 shares of common stock at $5.00, $6.00 and $8.00, respectively, and 857,143 shares of common stock to be issued upon the conversion of the note we issued to Hewlett-Packard, were outstanding, but were not included in the computation of diluted earnings per share because the effect of these outstanding options, warrants and stock issuable upon conversion of debt would be antidilutive.

NOTE 5.  CONVERTIBLE DEBT

     On February 4, 1999, we entered into a financing agreement and note purchase agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from us a $6.0 million secured subordinated promissory note. This note bears interest at 11.5% per annum, with interest payments deferrable to maturity in February 2004. We received the approval of our shareholders at our 1999 annual meeting to exchange the original note for a subordinated secured convertible promissory note, convertible into our common stock at a conversion price of $7.00 per share. The closing of the purchase of the note occurred as of February 5, 1999 (the "Effective Date").

     The Emerging Issues Task Force ("EITF")Topic D-60 requires that beneficial conversion features present in convertible securities should be recognized and measured by allocating a portion of the proceeds equal to the value of that feature to additional paid-in capital. The value of the beneficial conversion feature was approximately $20,000,000 at the commitment date. However, the value is limited to the $6,000,000 proceeds based on the prescribed accounting. Accordingly, we have allocated the full amount of proceeds to the beneficial conversion feature and recorded $6,000,000 as additional paid-in capital as of June 30, 1999, and recognized an additional non-cash interest charge of $592,000 and $1.0 million for interest expense during the first and second quarter 1999, respectively, through establishing long-term debt in the same amount. We expect to recognize $1.0 million in non-cash interest expense, per quarter, through August 2000.

Note 6.  TAX PROVISION

SFAS 109, Accounting for Income Taxes, requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. The deferred tax asset at December 31, 1998 and June 30, 1999, generated by losses recorded in the fourth quarter of 1998 during the six months ended June 30, 1999, respectively, was offset by a full valuation allowance. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as management believes it is more likely than not that the asset may be realized.


Note 7.  CONSULTING AND INTEGRATION SERVICES AGREEMENT

     On May 3, 1999, we entered into an agreement with Ernst & Young LLP, pursuant to which Ernst & Young will provide us with consulting and integration services and sales and marketing support, to assist in the development and market penetration of our viaLink services. In connection with this agreement, we issued Ernst & Young a warrant to purchase up to 250,000 shares of our common stock at a price of $8.00 per share contingent upon our ability to register the common stock underlying the warrant agreement. Additionally, we have agreed to pay a royalty of 7.0% of our service revenues to Ernst & Young for a period of two years and in the event that at least ten "significant clients" of Ernst & Young become subscribers to our services during this two year period, we will be obligated to continue this royalty payment in perpetuity. As of the date of the issuance of the warrant, the warrant conversion price was below the value of our stock. The issuance of this warrant will result in significant non-cash charges to our statement of operations when criteria, as established by the agreement, are met. No such charges were recorded for the six month period ended June 30, 1999, as we had not yet completed the registration of the common stock underlying the warrant agreement. On August 9, 1999, Ernst & Young exercised warrants to purchase 62,500 shares of common stock resulting in net proceeds received by us of $500,000.


Note 8.  REGISTRATION STATEMENTS

     On June 29, 1999, the Securities and Exchange Commission declared effective a post effective amendment to our registration statement on Form SB-2 thereby permiting holders of viaLink's 920,000 redeemable common stock purchase warrants to voluntarily exercise the warrants, subject to specific state approvals. Each warrant allows the holder to purchase one share of viaLink common stock at a price of $5 per share, on or before November 20, 1999. As of June 30, 1999, none of the 920,000 redeemable stock purchase warrants had been exercised. As of June 30, 1999, 18,000 underwriter warrants and warrant underwriter warrants had been exercised resulting in proceeds of $109,000 to the Company. On August 5, 1999, the Securities and Exchange Commission declared effective the Company's registration statement to register 410,000 shares of common stock issuable upon the exercise of certain options, 360,000 of which are subject to a promotional sales escrow agreement until November 20, 1999, and 62,500 shares exercisable under the Ernst & Young warrant. The registration statement offers for public sale up to 112,500 of shares held by shareholders for which we will not receive any proceeds from such sale.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

     Statements of our management's intentions, beliefs, anticipations, expectations and similar expressions concerning future events contained in this Report constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 ("Act"). Any forward-looking statements are made by us in good faith, pursuant to the safe-harbor provisions of the Act. As with any future event, we cannot assure you that the events described in forward-looking statements made in this Report will occur or that the results of future events will not vary materially from those described in the forward-looking statements. These forward-looking statements reflect our management's current views and projections regarding economic conditions, industry environments and our performance. Important factors that could cause our actual performance and operating results to differ materially from the forward-looking statements include, but are not limited to, changes in the general level of economic activity in the markets served by us, introduction of new products or services by competitors, sales performance, expense levels, interest rates, changes in our financial condition, availability of capital sufficient to support our anticipated level of activity, delays in implementing further enhancements to our viaLink service and other services, and our ability to implement our business strategies.

     Our expectations with respect to future results of operations that may be embodied in oral and written forward-looking statements, including any forward-looking statements that may be included in this Report, are subject to risks and uncertainties that must be considered when evaluating the likelihood of our realization of such expectations. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 5 of Part II of this Report.


OVERVIEW

     We provide a business-to-business electronic commerce solution for the food and consumer packaged goods industries. We have developed a cost-effective, Internet-accessible shared database, the viaLink Item Catalog, that enables subscribing manufacturers, suppliers and retailers to exchange product, pricing and promotional information. Our solution offers a single interface solution for retailers to receive product, pricing and promotion information from all their suppliers, regardless of the technological capabilities of the retailer or the supplier. Using the Item Catalog, suppliers and manufacturers are able to efficiently communicate product and pricing information to their customers, significantly reducing the operational and administrative costs of supply chain management. Product, pricing and promotional information contained in the viaLink database is secured with firewalls and password protections. With the use of a personal computer, commonly available software and a Web browser, we enable our subscribers to improve management of information flow, reduce errors and invoice discrepancies, enhance the accounts receivable collection process, achieve administrative efficiencies and reduce redundant information processing.

     We expect that our future revenues will be generated primarily from monthly subscriptions to our services. Our pricing for these services is based on a flat monthly rate with a variable component based on the level of service utilized. The variable portion of each subscriber's monthly service fee is calculated based on the type of service and amount of service the subscriber uses. For example, for the use of the Item Catalog service, retailers pay based on the number of suppliers from whom they receive data at the rate of either $1 per store or $25 per warehouse, per month, as applicable; suppliers and manufacturers pay based on the number of retailers that download their data at the rate of $1 per store or $25 per warehouse, per month, as applicable. We price our other services based on the number of stores or warehouses supported or the amount of data stored and retrieved.

     In order to achieve market penetration, we expect to continue our high level of expenditures for selling and marketing and investment in the continued development of our viaLink services. These expenses substantially exceed our revenues, which to date have been minimal. One of our strategies is to invest in new technology to facilitate deployment and acceptance of our viaLink services. However, in order to implement this strategy, we believe that we will need significant additional capital resources, as well as hosting, technology, applications and marketing partners for our viaLink services. We are currently seeking additional capital financing and negotiating with additional potential alliance partners.

     Until March 31, 2000, we will also receive quarterly payments up to $1.5 million in aggregate pursuant to our earn-out agreement with Netplex. We have recorded and received 1998 earn-out payments of $340,670, which we recorded as other income in the fourth quarter 1998. We received earnout payments of $289,000 for the first quarter 1999. A receivable for $300,000 for the earn-out payment for the second quarter of 1999 is included in Other Receivables on the consolidated balance sheet at June 30, 1999. Additionally, we currently receive revenues from certain Web hosting services we perform, but expect to reduce our focus and reliance on this service in the future. In the second quarter of 1999, revenues pursuant to these Web-hosting services were approximately $80,000.

     On February 4, 1999, we entered into a Note Purchase Agreement with Hewlett-Packard pursuant to which Hewlett-Packard purchased from us a $6.0 million Secured Subordinated Promissory note. This note bears interest at 11.5% per annum, with interest payments deferrable to maturity in February 2004. Upon approval by our shareholders, in May 1999, the note was exchanged for a Subordinated Secured Convertible Promissory Note, convertible into our common stock at a price of $7.00 per share. The closing of the purchase of the note occurred on February 5, 1999. Hewlett-Packard may convert the note to common stock beginning on August 5, 2000.

     As discussed more fully in Note 5 to the financial statements, we have adopted a policy regarding the accounting required for such convertible securities. Based on the price of our common stock at the commitment date and the conversion price of the debt into our common stock by Hewlett-Packard at $7.00 per share, the value of the conversion feature at the commitment date was approximately $20,000,000. However, the value is limited by the amount of the proceeds and we have allocated the full amount of proceeds to the beneficial conversion feature and recorded the $6,000,000 as additional paid-in capital. Furthermore, we have recognized a non-cash interest charge of the beneficial conversion feature in the amount of $592,000 and $1,000,000 during the first and second quarter of 1999,respectively, by establishing long-term debt in the same amount. We will continue to record a non-cash interest charge and increase long-term debt by approximately $1,000,000 each quarter until the conversion date of August 5, 2000, 18 months after the effective date of the transaction with Hewlett-Packard, at which date the amount of the principal balance of the long-term debt will be $6,000,000.

     On May 3, 1999, we entered into an agreement with Ernst & Young LLP, pursuant to which Ernst & Young will provide us with consulting and integration services and sales and marketing support, to assist in the development of the viaLink services.
In connection with this agreement, we issued Ernst & Young a warrant to purchase up to 250,000 shares of our common stock at a price of $8.00 per share based upon certain criteria established in the agreement. Additionally, we have agreed to pay a royalty of 7.0% of our service revenues to Ernst & Young for a period of two years and in the event that at least ten "significant clients" of Ernst & Young become subscribers to our services during this two year period, we will be obligated to continue this royalty payment in perpetuity. As of the date of the issuance of the warrant, the warrant conversion price was below the value of our stock. The issuance of this warrant will result in significant non-cash charges to our statement of operations. On August 9, 1999, Ernst & Young exercised warrants to purchase 62,500 shares of common stock resulting in net proceeds to the Company of $500,000.

     We expect to report substantial losses from operations in 1999. The extent of these losses will depend primarily on the amount of revenues generated from subscriptions to our viaLink services, which have not yet achieved market acceptance or significant market penetration. To date, revenues from these services have not been significant. As a result of our high level of expenditures for selling and marketing and continued investment in the development of the suite of viaLink services, we expect to incur losses in future periods until such time as the recurring revenues from these services are sufficient to cover expenses.

     At our 1999 annual meeting of Shareholders, our Shareholders approved the reincorporation of viaLink from Oklahoma to Delaware. We intend to effect the reincorporation after November 20, 1999, the date on which our redeemable common stock purchase warrants expire. However, we retain the discretion to delay our reincorporation until such time as the registration statement for the resale of 472,500 shares of common stock issuable upon the exercise of certain options and the 62,500 shares held by Ernst & Young U.S. LLP, is no longer effective.


SALE OF CONSULTING ASSETS AND ijob, INC.

     In order to focus on the development and deployment of our viaLink services, we recently sold the assets related to our management consulting and systems integration services (including our proprietary Retail Services Application software) to Netplex in September 1998 and the assets associated with our wholly owned subsidiary, ijob, Inc. in December 1998. Historically, approximately 97% of our revenues were generated from our consulting assets and ijob. As a result of these sales, we resemble a development stage company since our planned principal operations are underway, but have not yet generated significant revenues.

     We received $3.0 million in cash and 643,770 shares of Netplex preferred stock, having a market value at the time of the sale of $1.0 million. The cash proceeds from the sale were used to pay (i) $551,062 of long-term debt, (ii) $565,094 of shareholder loans, including interest, and (iii) expenses attributable to the sale. The net gain from the consulting assets sale was $2,998,453. In conjunction with the consulting asset sale, viaLink entered into an earn-out agreement with Netplex. Under the earn-out agreement, we are entitled to receive a cash payment equal to the lesser of $1.5 million or 50% of any net profits generated from the consulting and systems integration assets until March 31, 2000. We also have entered into a remarketing and relicensing agreement with Netplex to sell CHAINLINK (trademark), our proprietary communications software product. Under the remarketing and relicensing agreement, we have agreed to cease our own marketing and selling of CHAINLINK.

     On December 31, 1998, we sold our wholly-owned subsidiary, ijob, to DCM Company, Inc., a corporation wholly-owned by David
C. Mitchell, the President and a member of the Board of Directors of ijob at the time of the sale. DCM purchased all of the outstanding stock of ijob for a collateralized, ten-year $800,000 promissory note that accrued interest at 8%. A gain on the sale of ijob, of $462,000 was deferred at December 31, 1998, due to the highly leveraged nature of DCM. On March 11, 1999, the promissory note plus accrued interest was paid in full, and the deferred gain on the sale of $462,000 was recognized in the consolidated statement of operations in the first quarter of 1999.


RESULTS OF OPERATIONS

     Introduction. The sale of our consulting and systems integration business to NetPlex was effective September 1, 1998, and the sale of ijob, Inc. was effective December 31, 1998. Consequently, our results of operations for the three and six months ended June 30, 1999 do not include the sales, expenses and results of operations related to the consulting and systems integration operations and for the operations of ijob, Inc. Our results of operations for the three and six months ended June 30, 1998 include the sales, expenses and results of operations related to the consulting and systems integration business and the operations of ijob. Therefore, the results of operations for the three and six months ended June 30, 1999 are not comparable to the same periods in 1998.

     Revenues. Prior to the sale of our consulting and systems integration business and ijob, revenues consisted primarily of management consulting and system integration fees as well as sales of proprietary software licenses and hardware and the ijob services. Therefore, without those revenue sources, our total revenues decreased 96%, or $2.9 million to $117,000 in the three months ended June 30, 1999, from $3.0 million for the same period in 1998. Revenues for the second quarter 1999 were up slightly from revenues of $108,000 in the first quarter 1999. Our total revenues decreased 96%, or $5.9 million to $225,000 in the six months ended June 30, 1999, from $6.1 million for the same period in 1998.

     Direct Cost of Sales. Direct cost of sales, which consist of purchased hardware and certain software for resale, and costs associated with viaLink's proprietary software products have been eliminated in 1999 with the sale of our consulting business in 1998.

     Salaries and Benefits Expense. Salaries and benefits expense consists of direct payroll costs for salaries and wages, benefits, employment taxes, contract programmers, and amortized stock compensation expense related to the Company's issuance of options to purchase the Company's common stock to employees.
With the sale of our consulting business effective September 1, 1998, and the sale of ijob effective December 31, 1998, our employee count has decreased from a staff level of approximately 109 at June 30, 1998 to approximately 61 at June 30, 1999. The decrease in headcount, offset in part by amortization of stock option compensation of $100,000 in 1999, resulted in the decrease in overall salaries, wages, taxes and benefits expense of approximately 40%, or $650,000 to $955,000 in the three months ended June 30, 1999, from $1.6 million for the same period in 1998. Salaries and benefits expense decreased 57%, or $1.9 million to $1.5 million in the six months ended June 30, 1999, from $3.4 million for the same period in 1998.

     Selling, General and Administrative ("SG&A")Expense. SG&A expense increased 119%, or $698,000, to $1.3 million in the second quarter 1999, from $588,000 in the second quarter of 1998. SG&A expense increased 113%, or $1.3 million to $2.4 million in the six months ended June 30, 1999, from $1.1 million in the same period in 1998. The increase in SG&A is primarily attributable to increased expenses for recruiting and staffing of key executive and management staff, legal and professional fees, insurance costs associated with increased coverage, and travel expenses related to the Company's increased sales and marketing efforts. Professional recruiting fees were $422,000 in the six months ended June 30, 1999 compared to only $34,000 in the same period in 1998. Legal and professional fees were $665,000 in the six months ended June 30, 1999 compared to $167,000 in the same period in 1998. Insurance costs and travel expenses were $154,000 and $248,000, respectively, for the six months ended June 30, 1999 compared to $42,000 and $172,000, respectively for the same period in 1998. Also included in SG&A expense in 1999 is approximately $189,000 for trade show and marketing expenses that were not incurred for the same period in 1998.

     Interest Expense, Net. Interest expense, net, increased $1.0 million, to $1.1 million for the three months ended June 30, 1999 from $64,000 for the same period in 1998. Interest expense, net, increased $1.7 million, to $1.8 million for the six months ended June 30, 1999 from $101,000 for the same period in 1998. These increases are due to the February 5, 1999 Hewlett-Packard promissory note and borrowing of $6,000,000 at 11.5% interest, plus the accounting for the beneficial conversion feature of the proceeds as more fully discussed in Note 5 to the unaudited interim financial statements. We will record a non-cash interest charge of approximately $1,000,000 per quarter until the conversion date of August 5, 2000. Monthly interest expense is offset by interest income on short-term investments.

     Depreciation and Amortization. Depreciation and amortization expense decreased $68,000, or 27%, to $186,000 for the three months ended June 30, 1999, compared to $254,000 for the same period in 1998. Depreciation and amortization expense decreased $138,000 or 27%, to $364,000 for the six months ended June 30, 1999, compared to $502,000 for the same period in 1998. This decrease was due to the sale of the consulting division and ijob assets in 1998.

     Gain on Sale of Assets and Other Income. On March 11, 1999, DCM paid the note receivable of $800,000 plus accrued interest in full and we recognized the deferred gain of $462,000 during the first quarter of 1999. We have also recorded $573,000 of income under the earn-out agreement with NetPlex during the six months ended June 30, 1999.

     Tax Provision. SFAS 109, Accounting for Income Taxes, requires, among other things, the separate recognition, measured at currently enacted tax rates, of deferred tax assets and deferred tax liabilities for the tax effect of temporary differences between the financial reporting and tax reporting bases of assets and liabilities, and net operating loss and tax credit carryforwards for tax purposes. A valuation allowance must be established for deferred tax assets if it is "more likely than not" that all or a portion will not be realized. Prior to the third quarter of 1998, we had recorded a tax benefit of $1.0 million related to the pre-tax losses incurred in prior years, and no valuation allowance had been established prior to the third quarter of 1998. As a result of the net gain on the consulting business sale, the deferred tax asset of $1.0 million was realized and a valuation allowance of $190,000 was established for the remaining net deferred tax asset as of September 30, 1998. The deferred tax asset at December 31, 1998 and June 30, 1999, generated by losses recorded in the fourth quarter of 1998 and during the six months ended June 30, 1999, respectively, was offset by a full valuation allowance. We will continue to provide a full valuation allowance for future and current net deferred tax assets until such time as management believes it is more likely than not that the asset may be realized.

     Other Comprehensive Income. During the second quarter of 1999 we converted the 643,770 shares of preferred stock received as consideration of the sale of the consulting division to 643,770 shares of freely tradable common stock of Netplex which was underlying the preferred shares. Due to the increase in the market value at June 30, 1999, of the common stock of NetPlex, we have recorded other comprehensive income of $1.4 million.


LIQUIDITY AND CAPITAL RESOURCES

     Due to the sale of our consulting business and the sale of ijob, we expect that revenues in the foreseeable future will be substantially less than historical revenues and cash requirements in connection with selling and marketing and investment in our viaLink services will be substantial. As a result of these sales, we now resemble a development stage company since our planned principal operations are underway, but have not yet generated significant revenues.

     On February 4, 1999, we completed the financing agreements with Hewlett-Packard, whereby Hewlett-Packard provided us with $6.0 million in financing through a Secured Subordinated Promissory Note bearing interest at 11.5%, with interest payments deferred until maturity of the note in February 2004. This note was converted into a Subordinated Secured Convertible Promissory Note, convertible into shares of our common stock at a price of $7.00 per share. Furthermore, on March 11, 1999, we received proceeds of $812,444 in payment of the note receivable and accrued interest due us in connection with the sale of ijob. As of July 31, 1999, we had cash and cash equivalents, and short-term investments totaling approximately $2.4 million.

     Our working capital position was significantly enhanced as a result of the receipt of the above funds. On June 30, 1999, we had $6.0 million in current assets and $1.4 million in current liabilities, with working capital of approximately $4.6 million. During the six months ended June 30, 1999, net cash and short term investments increased $2.3 million, compared to $95,000 in the same period in 1998. Net cash used in operating activities in 1999 was $2.6 million, compared to net cash provided by operating activities in 1998 of $278,000. We are currently spending approximately $850,000 per month in excess of revenues, excluding any amounts received from the earnout agreement with Netplex, and expect this expenditure level to increase steadily over the next several months for further technology development spending to enhance our viaLink services, increased marketing expenditures, and other technology and database licensing costs. We also expect to spend more for additional management and support/service employees. To support this level of spending, we must use our current cash, cash equivalents and collection of accounts receivable to operate the business and/or obtain additional financing. We cannot predict when operating revenues will exceed operating costs, if ever.

     During the six months ended June 30, 1999, we invested $970,000 in computer hardware, $400,000 in computer software and $230,000 in various other fixed assets, compared to $30,000 in total expenditures for the same period in 1998. We also invested $268,000 in software development costs during the six months ended June 30, 1999, compared to $346,000 for the same period in 1998. We expect our cash requirements for capital expenditures and increased operating expenses for the remainder of fiscal 1999 to be substantial.

     During the six months ended June 30, 1999, financing activities provided net cash of $6.0 million, primarily the result of the $6 million in financing from Hewlett-Packard, offset in part by $204,000 of costs incurred to affect the registration of the Company's common stock purchase warrants and proceeds from the Company's stock options and warrants of $245,000.

     On June 29, 1999, the Securities and Exchange Commission declared effective a post-effective amendment to our registration statement on Form SB-2, permitting holders of our 920,000 redeemable common stock purchase warrants to voluntarily exercise the warrants. Each warrant allows the holder to purchase one share of viaLink common stock at a price of $5 per share, on or before November 20, 1999. As of June 30, 1999, no redeemable common stock warrants had been exercised, however, 18,000 underwriter and warrant underwriter warrants had been exercised. As of July 31, 1999, warrants to purchase 186,300 shares of common stock had been exercised, including 20,250 underwriter warrants and warrant underwriter warrants. On August 5, 1999, the Securities and Exchange Commission declared effective the Company's registration statement to register 472,500 shares of common stock, 360,000 of which are subject to a promotional sales escrow agreement until November 20, 1999. The registration statement, allows the resale of up to 112,500 of shares issuable upon exercise of certain options and a warrant to purchase common stock. We will not receive any proceeds from such sale.

     During the remainder of 1999, we expect to receive net proceeds of approximately $4.5 million from the exercise of our redeemable common stock purchase warrants, net proceeds of approximately $1.0 million from the exercise of our underwriter warrants and warrant underwriter warrants, and net proceeds of approximately $1.6 million from the exercise of the options to purchase 360,000 shares which have been subject to a promotional sales escrow agreement which expires November 20, 1999.

     We currently do not have any available working capital borrowing or credit facility available for additional borrowings. We have borrowed $6.0 million from Hewlett-Packard, under a five year Subordinated Secured Convertible Promissory Note, bearing interest at 11.5%, with interest and principal payable at maturity in February 2004. The note is also convertible into shares of our common stock at a price of $7.00 per share beginning in August 2000. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the foreseeable future. We anticipate that we will fund our operations for the next 9 to 12 months from the cash we received in the Hewlett-Packard financing and cash we may receive upon exercise of our outstanding redeemable warrants expiring in November 1999, which will enable us to meet our working capital and capital expenditure requirements through 1999 and into 2000. After that time, our future capital requirements will depend on our revenue growth, profitability, working capital requirements, level of investment in long term assets or other financing sources. Increases in these capital requirements or a lack of revenue due to delayed or lower market acceptance of our viaLink services would accelerate our use of our cash and cash equivalents.


YEAR 2000 PLAN

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations. As a result, in approximately five months, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     Our vendors, customers, suppliers and service providers are under no contractual obligation to provide Year 2000 information to us. Generally, we believe our key internal software systems are either compliant, or the problems can be corrected by purchasing small amounts of hardware, software or software upgrades, where necessary. We are also continuing our assessment of the readiness of external entities, such as subcontractors, suppliers, vendors and service providers that interface with us.

     Based on our assessments and current knowledge, we believe we will not, as a result of the Year 2000 issue, experience any material disruptions in internal processes, information processing or services from outside relationships. We presently believe that the Year 2000 issue will not pose significant operational problems and that we will be able to manage our total Year 2000 transition without any material effect on our results of operations or financial condition. The most likely risks to us from Year 2000 issues are external, due to the difficulty of validating all key third parties' readiness for Year 2000. We have sought and will continue to seek confirmation of such compliance and seek relationships that are compliant.

     We currently believe that substantially all of our internal systems and equipment is Year 2000 compliant. We anticipate that any remaining remediation required will be completed by the end of the third quarter of 1999 and that the remaining costs of remediation will not have a material adverse effect on our results of operations and financial condition. However, the failure to properly assess or timely implement a remediation plan to address a material Year 2000 problem could result in a disruption in our normal business activities or operations. Such failures, depending on the extent and nature, could materially and adversely effect our operations and financial condition. We are currently developing a contingency plan which will include actions to minimize any disruption in our normal business activities or operations caused by systems and equipment that may not be Year 2000 compliant. We expect the contingency plan to be in place by the end of the third quarter of 1999.
      Under the terms of the sale of our consulting business to Netplex, we retain the liability and responsibility for software programs developed and installed in customer sites by us prior to September 1, 1998. We are unable to determine at this time the extent to which potential liability for Year 2000 requirements from those previous installations may exist. We could incur substantial costs, which would potentially have a material adverse effect on our business, financial condition and operating results.

     We do not believe that the costs of our Year 2000 program have been or are material to our financial position or results of operations. All expenses have been charged against earnings as incurred, and we intend to continue to charge such costs against earnings as the costs are incurred.

     The estimates and conclusions set forth herein regarding Year 2000 compliance contain forward-looking statements and are based on management's estimates of future events and information provided by third parties. In the ordinary course of business we test and evaluate our own software products on a continuous basis. We believe that our own developed software products are generally Year 2000 compliant, meaning that the use or occurrence of dates on or after January 1, 2000 will not materially affect the performance of our software and network services products with respect to four digit date dependent data or the ability of such products to correctly create, store, process and output information related to such date data. Notwithstanding such belief by management, the products being tested for compliance include all of the services and systems included in the viaLink
services.   Since these are network database systems, there is
not an issue of earlier versions that will require upgrade to be Year 2000 compliant.

     The estimates and conclusions set forth herein regarding Year 2000 compliance contain forward-looking statements and are based on management's estimates of future events and information provided by third parties. There can be no assurance that such estimates and information provided will prove to be accurate. Risks to completing the Year 2000 project include the availability of resources, our ability to discover and correct potential Year 2000 problems and the ability of suppliers and other third parties to bring their systems into Year 2000 compliance.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In December of 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-9 ("SOP 98-9"), "Software Revenue Recognition with Respect to Certain Transactions." SOP 98-9 amends certain provisions of SOP 97-2 "Software Revenue Recognition" and extends the deferral of the application of certain provisions of SOP 97-2 through fiscal years beginning on or before March 15, 1999. We do not believe that the adoption of SOP 98-9 will have a material impact on our financial position and results of operations.


CONSULTING ASSETS AND IJOB SALES; CHANGE IN BUSINESS; EXPECTED LOSS

     With the Consulting Asset Sale and the ijob sale in 1998, approximately 97 percent of our historical revenues will not be available to the Company in the future. In fact, as a result of these sales, we should fundamentally be viewed as a development stage company since our planned principal operations are underway, but we have not yet generated significant revenues. We expect to report losses from operations throughout 1999.

     We expect to continue our high level of expenditures for selling and marketing and continued investment in the suite of viaLink services. The extent of our quarterly losses will depend on revenues generated from subscriptions to our viaLink services, which have not yet achieved market acceptance, and the earn-out payments from NetPlex. To date, gross revenues from these sources have not been significant. Our strategy is to invest in new network information systems to facilitate our plan to build recurring network service revenues with higher profit margins. In order to implement this strategy, we believe that we will need significant additional capital resources and we are seeking additional financing sources and negotiating with other potential technology, strategic or marketing partners. There can be no assurance, however, that these efforts will be successful or that we will be able to obtain additional financing or agreements with other partners on commercially reasonable terms, if at all. Our failure to successfully negotiate such arrangements would have a material adverse affect on our operations and business, financial condition and results of operations, including our viability as an enterprise. As a result of the high level of expenditures for investment in technology development, implementation, customer support services, and selling and marketing expenses, we expect to incur losses in the foreseeable future periods until such time, if ever, as the recurring revenues from these systems are sufficient to cover the expenses.


ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     At June 30, 1999, we had no derivative financial instruments. Furthermore, our indebtedness bears a fixed interest rate. Therefore, we are not sensitive to changes in market interest rates as it relates to our indebtedness.

     As with any entity's investment in marketable securities, we are subject to the risk that certain unpredictable conditions can exist which combine to have the effect of limiting our ability to liquidate our investment in marketable securities through sale.
We believe that our exposure to this type of market risk is remote and limited only to our investment in marketable securities received in connection with our Consulting Assets Sale.


                   PART II - OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

None


ITEM 2.  CHANGES IN SECURITIES AND USE OF PROCEEDS

None


ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

None


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On May 21, 1999, the Company held its 1999 Annual Meeting of stockholders at which the matters set forth below were considered and voted upon. Set forth below is a summary of the voting results:

1.   Election of one (1) Class III director to the Company's
  Board of Directors to serve a three-year term ending in the year 2002 or until his successor is duly elected and qualified:

[CAPTION]

      NOMINEE          FOR         AGAINST     ABSTAINED        NON-VOTES
Jimmy M. Wright   2,855,773           -          3,815           14,754

2.   Approval of the adoption of The viaLink Company 1999 Stock
  Option/Stock Issuance Plan:

                       FOR         AGAINST     ABSTAINED        NON-VOTES
                  1,911,414         15,100       3,300          944,528

3.   Approval of the adoption of The viaLink Company 1999
  Employee Stock Purchase Plan:

                       FOR         AGAINST     ABSTAINED        NON-VOTES
                  1,915,410         13,104       1,300          944,528

4. Approval of the issuance to Hewlett-Packard Company of a $6.0 million Convertible Subordinated Secured Promissory Note, convertible into Common Stock at $7.00 per share beginning August
  2000, to replace a $6.0 million Subordinated Secured Promissory
  Note originally issued to Hewlett-Packard on February 4, 1999:

                       FOR        AGAINST     ABSTAINED        NON-VOTES
                  1,922,044         7,270         500          944,528

5. Approval of the Company's reincorporation from an Oklahoma corporation to a Delaware corporation:

                       FOR        AGAINST     ABSTAINED        NON-VOTES
                  1,925,494         4,020         300          944,528


ITEM 5.  OTHER INFORMATION

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD-LOOKING STATEMENT

     In passing the Private Securities Litigation Reform Act of 1995, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward looking statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act.

     In addition to the other information in this Quarterly
Report on Form 10-QSB, shareholders should carefully consider the following factors in evaluating us and our business.

     To qualify oral forward-looking statements for protection under the Reform Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. We provide the following information in connection with our continuing effort to qualify forward-looking statements for the safe harbor protection of the Reform Act.

DUE TO THE SALE OF OUR CONSULTING ASSETS TO NETPLEX, WE NEED TO
REPLACE MOST OF OUR REVENUE WITH OUR VIALINK SERVICES.  SINCE OUR
SERVICES ARE UNPROVEN, OUR BUSINESS, FINANCIAL RESULTS AND STOCK
PRICE COULD BE ADVERSELY AFFECTED

     We have historically derived substantially all of our revenues from providing management consulting services and computer system integration services to the retail and wholesale distribution industries. In order to permit us to focus our resources solely on developing and marketing our viaLink services, we sold the assets underlying our management consulting services and computer integration services to Netplex. We had previously generated approximately 97% of our total revenues from the assets sold to Netplex and from the ijob assets sold to DCM.

     As a result of these sales, we are now substantially dependent on revenues generated from our viaLink services. Our viaLink services have achieved only limited market acceptance and, to date, have accounted for an insubstantial amount of our historical revenues. Consequently, we resemble a development stage company and will face many of the inherent risks and uncertainties that development stage companies face. These risks include our:

     Need for our services to achieve market acceptance and produce a sustainable revenue stream;

  Need to expand sales and support and product development organizations;

  Need to manage rapidly changing operations;

  Dependence upon key personnel;

  Reliance on strategic relationships; and

  Competition.

     Our business strategy may not successfully address these risks, and our viaLink services may not achieve market acceptance. If our viaLink services fail to achieve market acceptance or if we fail to recognize significant revenues to replace the revenues lost in the sale to Netplex, our business, financial condition and operating results would be materially adversely affected.


WE HAVE A HISTORY OF LOSSES AND EXPECT FUTURE LOSSES

     By selling our consulting business and ijob, we lost the source of over 97% of our historical revenues. To date, revenues from our viaLink services have been insignificant. Moreover, we expect to expend significant resources in aggressively developing and marketing these services into an unproven market. Therefore, we expect to incur negative cash flow and net losses for the foreseeable future. We may not ever generate sufficient revenues to achieve or sustain profitability or generate positive cash flow. We have incurred net operating losses of approximately $1.0 million in 1996, $3.0 million in 1997 and $1.6 million in 1998. As of June 30, 1999, we had an accumulated deficit of approximately $5,732,000, representing the sum of our historical net operating losses.


WE RELY SOLELY ON OUR VIALINK SERVICES.  IF OUR VIALINK SERVICES
FAIL TO BECOME ACCEPTED BY THE FOOD AND CONSUMER PACKAGED GOOD
INDUSTRIES, OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED

     Virtually all of our revenues for the foreseeable future will be derived from a single source: subscription sales of our viaLink services. We have only recently introduced these services. They may not achieve market acceptance. To date we have received only an insignificant amount of revenues from these services. The market acceptance of our Item Catalog service as an industry-wide shared database will depend upon subscriptions from a large number of industry manufacturers, suppliers and retailers. A large number of manufacturers, suppliers and retailers may not subscribe to our services. Furthermore, we cannot predict the amount of time required for a significant number of manufacturers, suppliers and retailers to subscribe to our services. If our services do not achieve market acceptance, or if market acceptance develops more slowly than expected, our business, operating results and financial condition will be seriously damaged.

     A number of factors will determine whether our services will achieve market acceptance, including:

     Performance and functionality of our viaLink services;

     Ease of adoption;

     Satisfaction of our initial subscribers;

     Success of our marketing efforts;

     Success of our strategic relationships and alliances;

     Improvements in technological performance; and

     Continued acceptance of the Internet for business use.

     The markets for business-to-business electronic commerce evolve rapidly. If new markets evolve, customers in those markets, including our current customers, may not choose our services.


THE UNPREDICTABILITY OF OUR QUARTER-TO-QUARTER RESULTS COULD
CAUSE OUR STOCK PRICE TO BE VOLATILE OR TO DECLINE

     Our future operating results may vary significantly from quarter to quarter due to a variety of factors, many of which are outside our control. Our expense levels are based primarily on our estimates of future revenues and are largely fixed in the short term. We may be unable to adjust spending rapidly enough to compensate for any unexpected revenue shortfall, including as a result of delayed or lack of market acceptance of our viaLink services. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would materially adversely affect our business, operating results and financial conditions.

     Due in large part to our uncertainty regarding the success of the viaLink services, we cannot predict with certainty our quarterly revenues and operating results. Further, we believe that period-to-period comparisons of our operating results are not necessarily a meaningful indication of future performance, especially in light of the significant changes in business, which we have undertaken. It is likely that in one or more future quarters our results may fall below the expectations of securities analysts and investors. If this occurs, the trading price of our common stock would likely decline.


WE HAVE RECENTLY ENTERED INTO TWO STRATEGIC RELATIONSHIPS AND MAY ENTER INTO MORE IN THE FUTURE. IF THESE STRATEGIC RELATIONSHIPS DO NOT PRODUCE THE ANTICIPATED BENEFITS OR IF WE ARE UNABLE TO ENTER INTO ADDITIONAL FUTURE STRATEGIC RELATIONSHIPS, OUR VIALINK SERVICES MAY NOT ACHIEVE MARKET ACCEPTANCE

     Our current strategic relationships may not prove to be beneficial to us, and they may not be sustained. Further we may not be able to enter into successful new strategic relationships in the future, which could have a material adverse effect on our business, operating results and financial condition. We currently have formed strategic relationships with Ernst & Young and Hewlett-Packard. Ernst and Young may provide us with sales and marketing support as well as consulting and integration services. Hewlett-Packard has agreed to provide us with a technological platform to host our services. Maintaining these and other relationships will help us to validate our technology, facilitate broad market acceptance of our services and enhance our sales and marketing. However, these relationships are informal or, if written, terminable with little or no notice. We may not be able to enter into new strategic relationships in the future. If we are unable to develop key relationships or maintain and enhance existing relationships, we may have difficulty achieving market acceptance for our viaLink services.


THE HEWLETT-PACKARD NOTE WILL LEVERAGE US CONSIDERABLY, CAUSING
FINANCIAL AND OPERATING RISK, AND MAY RESULT IN SIGNIFICANT DILUTION

     As a result of our issuing a $6.0 million Subordinated Secured Convertible Promissory Note to Hewlett-Packard, our debt service requirements will increase substantially when we are required to begin making repayments in February 2004. The degree to which we are leveraged could materially adversely affect our ability to obtain future financing and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations. All principal and interest due under the note could be converted into shares of our common stock at $7.00 per share, a substantial discount from our current stock price, resulting in substantial dilution to our current shareholders.


WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO GROW
OUR BUSINESS

     We intend to spend large amounts of capital to fund our growth and develop a market and market acceptance for our Item Catalog service and other viaLink services. We have incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow in the future. We expect that the cash we received in the Hewlett-Packard financing and cash we may receive upon exercise of our outstanding redeemable common stock purchase warrants expiring in November 1999 will enable us to meet our working capital and capital expenditure requirements throughout 1999 and into early 2000. After that time, our ability to fund our planned working capital and capital expenditures will depend largely upon our ability to obtain sufficient financing. Our future financing requirements will depend on a number of factors, including our:

     Achieving and sustaining profitability;

     Growth rate;

     Working capital requirements;

     Market acceptance; and

     Costs of future research and development activities.

     We may not be able to obtain the additional financing necessary to satisfy our cash requirements or to implement our growth strategy successfully. Moreover, if our stock price drops significantly, the warrant holders may choose not to exercise their warrants and purchase the underlying shares of our common stock, which will adversely affect our 1999 cash flow. If we cannot obtain adequate additional financing, we will be forced to curtail our planned business expansion and may be unable to fund our ongoing operations, including the marketing and development of our Item Catalog service and our other viaLink services. If adequate additional financing is not available, we may also be required to license our rights to commercialize our proprietary technologies to third parties, and we may not be able to acquire complementary businesses and technologies.

     Pursuant to an agreement with Barron Chase Securities, Inc., the underwriter of our initial public offering, we have agreed not to issue any preferred stock until November 20, 1999 without their prior written consent. This could further limit our ability to obtain additional financing.


IF WE FACE INCREASED COMPETITION, WE MAY BE FORCED TO REDUCE THE PRICES OF OUR SERVICES IN AN ATTEMPT TO GAIN OR PROTECT OUR MARKET SHARE

     If we face increased competition, we may not be able to sell our viaLink services on terms favorable to us. Furthermore, increased competition could reduce our market share or require us to reduce the price of our services. We currently compete principally on the basis of the specialized and unique features and functions of the viaLink services including their:

     Ability to operate with other network products and operating systems;

     Product quality;

     Ease-of-use;

     Reliability; and

     Performance.

     To achieve market acceptance and thereafter to increase our market share, we will need to continually develop additional services and introduce new features and enhancements. Many of our competitors and potential competitors have significant advantages that we do not, including:

     Significantly greater financial, technical and marketing resources;

     Greater name recognition;

     A broader range of products and services; and

     More extensive customer bases.

     Consequently, they may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.


WE MUST ADAPT TO TECHNOLOGY TRENDS AND EVOLVING INDUSTRY STANDARDS TO REMAIN COMPETITIVE

     Our market is susceptible to rapid changes due to technological innovation, evolving industry standards and changes in subscriber needs. If our competitors introduce new products and services embodying new technologies, our existing services may become obsolete. Our future success will depend upon our ability to continue to develop and introduce a variety of new services and enhancements, which respond to technological change, evolving industry standards and customer requirements on a timely basis to address the increasingly sophisticated needs of our customers.


IF INTERNET USAGE DOES NOT CONTINUE TO GROW, WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS PLAN

     Our ability to achieve market acceptance depends upon the food and consumer packaged goods industries' widespread acceptance of the Internet as a vehicle for business-to-business electronic commerce. There are a number of critical issues concerning commercial use of the Internet, including security, reliability, cost, quality of service and ease of use and access. Organizations that have already invested substantial resources in other means of exchanging information may be reluctant to implement Internet-based business strategies. There can be no assurance that Internet-based information management utilizing viaLink, or any other product, will become widespread. If the Internet fails to become widely accepted by the food and consumer packaged goods industries, viaLink subscribers may be required to utilize private communications networks, at comparatively higher cost.


UNDETECTED SOFTWARE ERRORS OR FAILURES FOUND IN NEW PRODUCTS MAY RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS WHICH COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS

     Errors or defects in our products may result in loss of revenues or delay in market acceptance and could materially adversely affect our business, operating results and financial condition. Software products such as ours may contain errors or defects, sometimes called "bugs," particularly when first introduced or when new versions or enhancements are released. In the past, we have discovered software errors in certain of our new products after their introduction. Despite our testing, current versions, new versions or enhancements of our products may still have defects and errors after commencement of commercial operation.


WE MAY BECOME SUBJECT TO PRODUCT LIABILITY CLAIMS WHICH, WHETHER OR NOT SUCCESSFUL, COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS

     A product liability claim, whether or not successful, could damage our reputation and our business, operating results and financial condition. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, these contract provisions may not preclude all potential claims. Product liability claims in excess of insurance limits could require us to spend significant time and money in litigation or to pay significant damages.


IF THE SECURITY MEASURES PROTECTING OUR SERVICES ARE INADEQUATE, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our Item Catalog service and other viaLink services contain security protocols. We have also contracted with third party providers to provide security protocols for the transmission of data over the Internet. However, our database and these services may be vulnerable to break-ins and similar security breaches that jeopardize the security of the information stored in, and transmitted through, the computer systems of our subscribers. Any security breach could result in significant liability to us and also deter potential subscribers. Moreover, the security and privacy concerns of potential subscribers, as well as concerns related to computer viruses, may inhibit the marketability of the viaLink services.


OUR PLANNED AGGRESSIVE GROWTH WILL STRAIN OUR RESOURCES

     We intend to expand our operations rapidly in the foreseeable future to pursue existing and potential market opportunities. If this rapid growth occurs, it will place significant demand on our management and operational resources. We will need to hire additional sales and marketing, research and development and technical personnel to increase and support our sales. We will also need to hire additional support and administrative personnel, expand customer service capabilities and expand our information management systems. From time to time, we have experienced, and we expect to continue to experience, difficulty in hiring and retaining talented and qualified employees. Our failure to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue and develop new products or product enhancements. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we fail to implement and improve these systems, our business, operating results and financial condition will be seriously damaged.


OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON OUR ABILITY TO RETAIN OUR
KEY PERSONNEL

     The loss of services of our key technical, sales and senior management personnel would seriously damage our business, results of operations and financial condition. On October 1, 1998, we entered into employment agreements with both Lewis B. Kilbourne, our Chief Executive Officer, and Robert N. Baker, our President and Chief Operating Officer. Both of these agreements have a term of three years, with year-to-year renewals. We also maintain a key man life insurance policy for Mr. Baker.


WE MAY MAKE FUTURE ACQUISITIONS OR ENTER INTO ADDITIONAL JOINT VENTURE ARRANGEMENTS. THESE ACTIONS MAY DIVERT MANAGEMENT ATTENTION FROM OUR OPERATIONS AND MAY BE UNSUCCESSFUL, EITHER OF WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS

     In the future, we may acquire additional businesses, products and technologies, or enter into joint venture arrangements, that could complement or expand our business. Management's negotiations of potential acquisitions or joint ventures and management's integration of acquired businesses, products or technologies could divert their time and resources. Any future acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangibles, or write-off in-process research and development and other acquisition-related expenses. Further, we may not be able to successfully integrate any acquired business, products or technologies with our existing operations or retain key employees. If we are unable to fully integrate an acquired business, product or technology, we may not receive the intended benefits of that acquisition.


If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third-party, we could lose our intellectual property rights or be liable for significant damages

     Our success is in part dependent upon our proprietary software technology. Companies in the software industry have experienced substantial litigation regarding intellectual property. We license our products under agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program. In addition, we rely on a combination of trade secret, copyright and trademark laws as well as non-disclosure and confidentiality agreements to protect our proprietary technology. We own no patents. However, these measures provide only limited protection, and we may not be able to detect unauthorized use or take appropriate steps to enforce our intellectual property rights.

     Any litigation to enforce our intellectual property rights may divert management resources and may not be adequate to protect our business. We also could be subject to claims that we have infringed the intellectual property rights of others. In addition, we may be required to indemnify our end-users for similar claims made against them. Any claims against us could require us to spend significant time and money in litigation, pay damages, develop new intellectual property or acquire licenses to intellectual property that is the subject of the infringement claims. These licenses, if required, may not be available on acceptable terms. As a result, intellectual property claims against us could have a material adverse effect on our business, operating results and financial condition.


WE DEPEND ON THIRD-PARTY TECHNOLOGY FOR USE IN OUR PRODUCTS.  IF
WE ARE UNABLE TO CONTINUE TO USE THESE SOFTWARE LICENSES OUR
BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED

     We rely upon certain software that we license from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. These third-party software licenses may not continue to be available to us on commercially reasonable terms. The loss of, or inability to maintain or obtain any of these software licenses, could result in delays in our ability to provide our services or in reductions in the services we provide until we integrate equivalent software that we internally develop, or identify and license software from a third-party. Any delay in product development or in providing our services could damage our business, operating results and financial condition.


WE ARE SUBJECT TO RISKS ASSOCIATED WITH YEAR 2000 COMPLIANCE

     Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

     The Year 2000 Problem presents us with several potential risks including the following:

     Internal infrastructure. The Year 2000 Problem could affect computers, software and other equipment that we use internally as well as divert management's attention from ordinary business activities. In addition to computers and related systems, the operation of our office and facilities equipment, such as fax machines, photocopiers, telephone switches, security systems, elevators and other common devices, may be affected by the Year 2000 problem.

     Suppliers/third-party relationships. There can be no assurance that our vendors, customers, suppliers, service providers or other third parties that we rely upon will resolve any or all Year 2000 Problems with their systems on a timely basis.

     Software/services. We believe that it is not possible to determine with complete accuracy that all Year 2000 Problems affecting the software used in providing our services have been identified or corrected due to the complexity of this software.

     Consulting services. We may be subject to Year 2000 Problem claims in connection with software programs developed and previously installed on customer sites through our recently discontinued consulting services. Under our asset sale agreement with Netplex, we are responsible, and potentially liable, for problems with the software installed by us in customer sites prior to September 1, 1998.

     We currently believe that substantially all of our internal systems and equipment is Year 2000 compliant. We anticipate that any remaining remediation required will be completed by the end of the third quarter of 1999 and that the remaining costs of remediation will not have a material adverse effect on our results of operations and financial condition. We are currently developing a contingency plan to be implemented as part of our efforts to identify and correct Year 2000 Problems affecting our internal systems. We expect the contingency plan to be in place by the end of the third quarter of 1999. However, we believe that it is not possible to determine with complete certainty that all Year 2000 Problems affecting us will be identified or corrected in a timely manner. If we fail to identify and correct all Year 2000 Problems affecting our internal systems, or if we are forced to implement our contingency plans, our business, financial condition or results of operations could be materially adversely affected.


AS AN INTERNET COMPANY, OUR STOCK AND WARRANTS MAY EXPERIENCE
EXTREME PRICE AND VOLUME FLUCTUATIONS

     The market prices for our common stock and redeemable warrants have fluctuated in the past and are likely to continue to be highly volatile and subject to wide fluctuations. In addition, the stock market has experienced extreme price and volume fluctuations. The market prices of the securities of Internet-related companies have been especially volatile. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were to be the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.


THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR
FUTURE SALE

     Sales of a substantial number of shares of common stock could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of equity securities.


OUR OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR
COMPANY, AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER
OUR COMPANY

     Our executive officers and directors, in the aggregate, beneficially own approximately 40% of our outstanding common stock. As a result, these shareholders, if they act together, could control all matters submitted to our shareholders for a vote, including the election of directors and the approval of mergers and other business combination transactions.


SECURITIES LAWS RESTRICTIONS ON EXERCISE OF REDEEMABLE WARRANTS

     The sale of our common stock upon exercise of the redeemable warrants could violate the securities laws of certain states or other jurisdictions. We have and will use our best efforts to cause the sale of the common stock to be lawful upon exercise of redeemable warrants. However, we are not required to accept the exercise of the redeemable warrants if, in the opinion of counsel, the sale of the common stock upon such exercise would be unlawful under applicable securities laws. In this case, the redeemable warrants will not be accepted for exercise. Consequently, the redeemable warrant holder will be required to sell the redeemable warrants in the open market, if a public trading market exists, or hold the redeemable warrants until they expire or, if applicable, we redeem the warrants for $.125 per redeemable warrant.


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

     (a)  Exhibits

   2.1 Asset Acquisition Agreement dated August 31, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A to Definitive 14-C Information Statement dated October 15, 1998 (the "1998 14-C") and incorporated herein by reference)
   2.2 First Amendment to Asset Acquisition Agreement dated September 9, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A-2 to the 1998 14-C and incorporated herein by reference)
   2.3 Stock Purchase Agreement dated December 31, 1998 by and among Registrant, DCM Company, Inc., David C. Mitchell and ijob, Inc. (filed as Exhibit 2.5 to Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1998 (the "1998 10-KSB") and incorporated herein by reference)
   3.1 Registrant's Certificate of Incorporation, as amended and restated (filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-8 (Reg. No. 333-69203) (the "December 1998 Form S-8") and incorporated herein by reference)
   3.2* Registrant's Bylaws (filed as Exhibit 3.2 to Registrant's Registration Statement on Form SB-2 (Reg. No. 333-5038-D) and incorporated herein by reference)
   4.1 $8.00 Warrant to Purchase Common Stock of the viaLink Company dated May 3, 1999 Issued by Registrant to Ernst & Young U.S. LLP (filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated May 3, 1999 (the "May 1999 8-K") and incorporated herein by reference.
   4.2 Registration Rights Agreement dated May 3, 1999 by and between Registrant and Ernst & Young U.S. LLP (filed as
         Exhibit 4.2 to the May 1999 8-K and incorporated  herein
         by reference).
   10.1 Note Purchase Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated February 4, 1999 (the "February 1999 8-K") and incorporated herein by reference)
   10.2 Subordinated Secured Convertible Promissory Note dated February 4, 1999 issued by Registrant in favor of Hewlett-Packard Company (filed as Appendix C to the Registrant's Definitive 14-A Proxy Statement dated April 19, 1999 and incorporated herein by reference).
   10.3 Security Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
         Exhibit 10.3 to the February 1999 8-K and incorporated herein by reference)
   10.4 Earn-out Agreement dated September 30, 1998 by and between Registrant and The Netplex Group, Inc (filed as
         Exhibit  10.49 to the 1998 14-C and incorporated  herein
         by reference)
   10.5 Software Remarketing and Reselling Agreement effective as of September 1, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Exhibit 10.53 to the October 1998 8-K and incorporated herein by reference)
   10.6 Form of Indemnification Agreement dated February 9, 1998 by and between Registrant and Registrant's executive officers (filed as Exhibit 10.16 to the 1998 10-KSB and incorporated herein by reference)
   10.7 Amended and Restated Alliance Agreement dated as of May 3, 1999 by and between Registrant and Ernst & Young LLP (filed as Exhibit 10.1 to the May 1998 8-K and incorporated herein by reference)
   10.8 Master Services Agreement dated May 3, 1999 by and between Registrant and Ernst & Young LLP (filed as
         Exhibit 10.2 to the May 1999 8-K and incorporated herein by reference)
   27.1  Financial Data Schedule

     (b) Reports on Form 8-K

     Report on Form 8-K dated May 3, 1999, reporting that viaLink had entered into a strategic relationship with Ernst & Young LLP pursuant to which Ernst & Young has agreed to provide us with marketing and sales support and consulting and integration services in connection with the deployment of our Item Catalog service and we issued to Ernst & Young a warrant to purchase up to 250,000 shares of our common stock at a price of $8.00 per share.


                           SIGNATURES

     In accordance with the requirements of the Securities
Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              The viaLink Company
                         (formerly APPLIED INTELLIGENCE GROUP, INC.)



                              By:    _/s/Lewis B. Kilbourne_______
                                     Lewis B. Kilbourne
                                     Chief Executive Officer

August 13, 1999


                              By:    _/s/J. Andrew Kerner___________
                                     J. Andrew Kerner
                                     Vice President, Finance and Chief
                                       Financial Officer

August 13, 1999


                          EXHIBIT INDEX

   2.1 Asset Acquisition Agreement dated August 31, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A to Definitive 14-C Information Statement dated October 15, 1998 (the "1998 14-C") and incorporated herein by reference)
   2.2 First Amendment to Asset Acquisition Agreement dated September 9, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Appendix A-2 to the 1998 14-C and incorporated herein by reference)
   2.3 Stock Purchase Agreement dated December 31, 1998 by and among Registrant, DCM Company, Inc., David C. Mitchell and ijob, Inc. (filed as Exhibit 2.5 to Registrant's Annual Report on Form 10-KSB for the year ending December 31, 1998 (the "1998 10-KSB") and incorporated herein by reference)
   3.1 Registrant's Certificate of Incorporation, as amended and restated (filed as Exhibit 3.1 to Registrant's Registration Statement on Form S-8 (Reg. No. 333-69203) (the "December 1998 Form S-8") and incorporated herein by reference)
   3.2* Registrant's Bylaws (filed as Exhibit 3.2 to Registrant's Registration Statement on Form SB-2 (Reg. No. 333-5038-D) and incorporated herein by reference)
   4.1 $8.00 Warrant to Purchase Common Stock of the viaLink Company dated May 3, 1999 Issued by Registrant to Ernst & Young U.S. LLP (filed as Exhibit 4.1 to Registrant's Current Report on Form 8-K dated May 3, 1999 (the "May 1999 8-K") and incorporated herein by reference.
   4.2 Registration Rights Agreement dated May 3, 1999 by and between Registrant and Ernst & Young U.S. LLP (filed as
         Exhibit 4.2 to the May 1999 8-K and incorporated  herein
         by reference).
   10.1 Note Purchase Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as Exhibit 10.1 to Registrant's Current Report on Form 8-K dated February 4, 1999 (the "February 1999 8-K") and incorporated herein by reference)
   10.2 Subordinated Secured Convertible Promissory Note dated February 4, 1999 issued by Registrant in favor of Hewlett-Packard Company (filed as Appendix C to the Registrant's Definitive 14-A Proxy Statement dated April 19, 1999 and incorporated herein by reference).
   10.3 Security Agreement dated as of February 4, 1999 by and between Registrant and Hewlett-Packard Company (filed as
         Exhibit 10.3 to the February 1999 8-K and incorporated herein by reference)
   10.4 Earn-out Agreement dated September 30, 1998 by and between Registrant and The Netplex Group, Inc (filed as
         Exhibit  10.49 to the 1998 14-C and incorporated  herein
         by reference)
   10.5 Software Remarketing and Reselling Agreement effective as of September 1, 1998 by and between Registrant and The Netplex Group, Inc. (filed as Exhibit 10.53 to the October 1998 8-K and incorporated herein by reference)
   10.6 Form of Indemnification Agreement dated February 9, 1998 by and between Registrant and Registrant's executive officers (filed as Exhibit 10.16 to the 1998 10-KSB and incorporated herein by reference)
   10.7 Amended and Restated Alliance Agreement dated as of May 3, 1999 by and between Registrant and Ernst & Young LLP (filed as Exhibit 10.1 to the May 1998 8-K and incorporated herein by reference)
   10.8 Master Services Agreement dated May 3, 1999 by and between Registrant and Ernst & Young LLP (filed as
         Exhibit 10.2 to the May 1999 8-K and incorporated herein by reference)
   27.1  Financial Data Schedule


                                                     EXHIBIT 27.1

                     FINANCIAL DATA SCHEDULE

 THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM
      THE FINANCIAL STATEMENTS AS OF AND FOR THE SIX MONTH
       PERIOD ENDED JUNE 30, 1999 AND IS QUALIFIED IN ITS
       ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS
[CAPTION]

ITEM NUMBER           ITEM DESCRIPTION                AMOUNT
5-02(1)      Cash and cash items.                 $   14,707
5-02(2)      Marketable securities.                2,132,183
5-02(3)(a)(1)Notes and accounts-receivable-trade.     94,195
5-02(4)      Allowances for doubtful accounts.        32,841
5-02(6)      Inventory.
5-02(9)      Total current assets.                 5,987,832
5-02(13)     Property, plant and equipment.        3,867,900
5-02(14)     Accumulated depreciation.             1,711,254
5-02(18)     Total assets.                         9,623,027
5-02(21)     Total current liabilities.            1,445,787
5-02(22)     Bonds, mortgages and similar debt.    1,590,494
5-02(28)     Preferred stock-mandatory redemption.
5-02(29)     Preferred stock-no mandatory redemption.
5-02(30)     Common stock.                             2,907
5-02(31)     Other stockholders equity.            6,583,839
5-02(32)     Total liabilities and stockholders'
               equity.                             9,623,027
5-03(b)1(a)  Net sales of tangible products.
5-03(b)1     Total revenues.                         225,398
5-03(b)2(a)  Cost of tangible goods sold.
5-03(b)2     Total costs and expenses applicable to sales
             and revenues.
5-03(b)3     Other costs and expenses.             1,456,834
5-03(b)5     Provision for doubtful accounts
               and notes.
5-03(b)(8)   Interest and amortization of
               debt discount.                      1,770,677
5-03(b)(10)  Income before taxes and other items. (4,768,415)
5-03(b)(11)  Income tax expense.
5-03(b)(14)  Income/loss continuing operations.   (4,768,415)
5-03(b)(15)  Discontinued operations.
5-03(b)(17)  Extraordinary items.
5-03(b)(18)  Cumulative effect-changes in accounting
             principles.
5-03(b)(19)  Net income or loss                   (4,768,415)
5-03(b)(20)  Earnings per share-basic                  (1.66)
5-03(b)(20)  Earnings per share-diluted                (1.66)
